Exhibit 99.1

Amarin Announces Private Exchange Transactions

Regarding Outstanding Senior Exchangeable Notes

First put option date moved from 2017 to 2019 for exchanged notes

BEDMINSTER, N.J., and DUBLIN, Ireland– May 15, 2014 – Amarin Corporation plc (Nasdaq: AMRN) (“Amarin”), announced today that it and its wholly owned subsidiary, Corsicanto Limited, a private limited company incorporated under the laws of Ireland (the “Issuer”), have entered into separate, privately negotiated exchange agreements with certain holders of its outstanding 3.50% Exchangeable Senior Notes due 2032 issued on January 9, 2012 (the “2012 Notes”) pursuant to which the Issuer will exchange $118.734 million in aggregate principal amount of the 2012 Notes for $118.734 million in aggregate principal amount of new 3.50% May 2014 Exchangeable Senior Notes due 2032 (the “2014 Notes”). Following the closing of these transactions, $31.266 million in aggregate principal amount of the 2012 Notes will remain outstanding with terms unchanged. The 2014 Notes will be exchangeable into American Depositary Shares of Amarin (“ADSs”) at the option of the holders at an initial exchange rate of 384.6154 ADSs per $1,000 principal amount of 2014 Notes (equivalent to an initial exchange price of approximately $2.60 per ADS), subject to adjustment in certain circumstances. The exchange is expected to close on May 20, 2014, subject to customary closing conditions.

The 2014 Notes will accrue interest at an annual rate of 3.50% from, and including, January 15, 2014. Interest on the 2014 Notes will be payable semiannually in arrears on January 15 and July 15 of each year, beginning July 15, 2014. The 2014 Notes will mature on January 15, 2032, unless previously repurchased, redeemed or exchanged in accordance with their terms prior to such date. The Issuer’s obligations under the 2014 Notes will be fully and unconditionally guaranteed by Amarin.

Holders of the 2014 Notes will have the option to require the Issuer to purchase any outstanding 2014 Notes on each of January 19, 2019, January 19, 2024 and January 19, 2029 at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon. The Issuer will have the right to redeem the 2014 Notes on or after January 19, 2018 at a redemption price equal to 100% of the principal amount thereof, plus accrued but unpaid interest thereon. The 2014 Notes will also provide the Issuer with the option to exchange the 2014 Notes in whole or in part, prior to maturity, into the underlying ADSs, provided the trading price of one ADS of Amarin equals or exceeds $2.86 (or 110% of the then applicable exchange price) for the required measurement period. If the Issuer exercises the exchange option on or before January 15, 2018, in certain circumstances, the applicable exchange rate will be increased in accordance with a make-whole table included in the indenture that will govern the 2014 Notes. In addition, the exchange rate will be increased in certain circumstances for exchanges in connection with certain fundamental changes in accordance with the same make-whole table.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The 2014 Notes and the ADSs issuable upon exchange of the 2014 Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a patented, ultra-pure omega-3 fatty acid product comprising not less than 96% EPA and is available by prescription.

Forward-Looking Statements

This press release contains forward-looking statements concerning Amarin’s expectations, anticipations, intentions, beliefs or strategies regarding the proposed exchange transactions, the principal amount of 2012 Notes subject to the exchange and the resulting allocation of principal between the 2012 Notes and 2014 Notes, and the applicable conversion price of the 2014 Notes. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: financial market conditions, actions by our exchange counterparties prior to the closing of the exchange transaction, our ability to continue to commercialize and increase market acceptance of Vascepa, our continued interactions with the FDA, the inherent uncertainties of maintaining intellectual property rights and protections, our ability to successfully operate under current and future collaboration arrangements, and the results of our current and future clinical trials. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Amarin Contact Information

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com